EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Genesis Energy, L.P. on Form S-8 of our report dated March 31, 2008, relating to the financial statements of T&P Syngas Supply Company, appearing in the Annual Report on Form 10-K/A of Genesis Energy, L.P. filed with the Securities and Exchange Commission on March 31, 2008, for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Houston, Texas

December 12, 2008